Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR THIRD QUARTER 2010

HOUSTON, November 4, 2010 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $27.7 million, or $0.69 per diluted share for the three months ended September 30, 2010, versus net income of $25.1 million, or $0.63 per diluted share for the third quarter of 2009. Total revenues were $140.1 million during the quarter ended September 30, 2010 compared to $138.2 million for the same period in 2009. The increase in revenues resulted from an increase in product revenues of $3.0 million offset by a decrease in service revenues of $1.1 million. Operating income was $37.7 million in the third quarter of 2010 compared to $34.4 million in the third quarter of 2009.

For the nine months ended September 30, 2010, net income was $81.4 million, or $2.03 per diluted share, compared with net income of $76.5 million, or $1.94 per diluted share, for the same period in 2009. Revenues for the nine months ended September 30, 2010 were $424.7 million, up from $398.9 million for the same period last year.

In addition, the Company announced that its backlog at September 30, 2010 was approximately $625 million, compared to approximately $538 million at June 30, 2010, $563 million at December 31, 2009 and $623 million at September 30, 2009. The Company expects its earnings per share for the quarter ending December 31, 2010 to approximate $0.64 to $0.74 per diluted share, excluding any unusual or special charges.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, uncertainties regarding future oil and gas exploration and production activities in the Gulf of Mexico, including the effects of new governmental regulations, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Revenues	$140,123	$138,157	$424,656	$398,865
Cost and expenses:
Cost of sales	79,421	78,260	240,785	227,684
Selling, general and administrative	15,601	13,260	45,111	40,697
Engineering and product development	7,387	6,979	21,224	19,855
Special items	—	5,224	5,901	5,224

	102,409	103,723	313,021	293,460

Operating income	37,714	34,434	111,635	105,405
Interest income	105	66	235	410
Interest expense	(15)	(20)	(53)	(97)

Income before income taxes	37,804	34,480	111,817	105,718
Income tax provision	10,147	9,396	30,465	29,256

Net income	$27,657	$25,084	$81,352	$76,462

Diluted earnings per share	$0.69	$0.63	$2.03	$1.94

Weighted average shares – diluted	40,035	39,565	40,008	39,440

Depreciation and amortization	$5,206	$4,681	$15,286	$13,345

Capital expenditures	$26,605	$15,230	$48,585	$38,113